Exhibit 10.4
EXECUTION VERSION
GENERAL SECURITY AGREEMENT
          THIS SECURITY AGREEMENT, dated as of December 22, 2009 (as this agreement may be amended, restated, supplemented or otherwise modified from time to time, this “Security Agreement”), is by and among United Maritime Group, LLC, a Florida limited liability company (the “Company”), United Maritime Group Finance Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Finance Corp.”), the Guarantors (as defined in the Indenture (as defined below)) (the Company, Finance Corp. and the Guarantors each, a “Grantor”, and collectively, the “Grantors”), and Wells Fargo Bank, National Association, in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and Security Trustee (in such capacity, the “Security Trustee”) for the benefit of itself and the other Noteholder Secured Parties.
WITNESSETH:
          WHEREAS, that certain Indenture dated as of the date hereof (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Indenture”) was entered into by the Grantors and Collateral Agent, as trustee, security trustee and collateral agent; and
          WHEREAS, in order to induce Collateral Agent and Security Trustee to enter into the Indenture and in order to induce the Holders (as defined in the Indenture) to purchase the Notes, Grantors have agreed to enter into certain Collateral Documents, including this Security Agreement, and to grant a continuing Lien on the Collateral (as hereinafter defined) to secure the Obligations;
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
          DEFINED TERMS; INTERPRETATION.
          (a) Definitions of Certain Terms Used Herein. As used in this Agreement, the following terms shall have the following meanings:
     “Account Control Agreements” means the deposit account control agreements to be executed by each institution maintaining a Deposit Account for a Grantor, in favor of the Collateral Agent, for the benefit of the Noteholder Secured Parties, as security for the Noteholder Obligations.
     “Account Debtor” means a Person who is obligated under an Account, Chattel Paper or General Intangible.
     “Applicable Law” means all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
     “Borrowed Money” means, with respect to any obligor on the Notes, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such obligor on the Notes, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property;

(b) Capital Leases; (c) reimbursement or indemnification obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.
     “Capital Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP as in effect on the Closing Date.
     “Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent other amounts under any Capital Lease.
     “Closing Date” means the date of the Indenture.
     “Commercial Tort Claims” means “commercial tort claims” as set forth in Article 9 of the UCC and shall include, without limitation, the existing commercial tort claims of the Grantors set forth in Schedule IV attached hereto.
     “Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.
     “Debt” means, as applied to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances (other than customer deposits and advances in the ordinary course of business) of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including, without limitation, the Notes, (c) all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable on customary trade terms and accrued obligations incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property, valued at the fair market value of the assets subject to such Lien (in the case of non-recourse Debt) owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Contingent Obligations of such Person with respect to Debt of others, (h) all Capital Lease Obligations of such Person, (i) all net obligations of such Person in respect of Hedging Obligations, determined on a marked to market basis in accordance with GAAP, (j) all obligations of such Person as an account party in respect of letters of credit and (k) all obligations of such Person as an account party in respect of bankers’ acceptances. The Debt of any Person shall include the Debt of any partnership in which such Person is a general partner, except to the extent that the terms of such Debt provide otherwise.
     “Dominion Account” means a special account established by Grantors at Bank of America, N.A. or another bank reasonably acceptable to the Revolving Facility Collateral Agent, over which the Revolving Facility Collateral Agent has exclusive control for withdrawal purposes.
     “Excess Land” means real Property owned or leased by any obligor on the Notes which is located near or adjacent to the Terminal and not used by obligors on the Notes in the Ordinary Course of Business.

     “Excluded Equity” means any Voting Stock in excess of 65% of the total outstanding Voting Stock of any Foreign Subsidiary. For the purposes of this definition, “Voting Stock” means, as to any issuer, the issued and outstanding shares of each class of capital stock or other ownership interests of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).
     “Excluded Property” has the meaning assigned to such term in Section 2.
     “FLSA” means the Fair Labor Standards Act of 1938.
     “Governmental Authority” means any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.
     “Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
     “Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement, dated as of the date hereof, by and among the Revolving Facility Collateral Agent, the Collateral Agent, Wells Fargo Bank, National Association, as Collateral Agent and Security Trustee under the Indenture and Security Agreement, the Company, Finance Corp. and those certain subsidiaries of the Company identified as Borrowers therein and those certain subsidiaries of Company identified as Guarantors therein.
     “Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent (or, prior to the Senior Priority Discharge Date, the Revolving Facility Collateral Agent), by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Collateral Agent (or, prior to the Senior Priority Discharge Date, the Revolving Facility Collateral Agent) to enter upon the premises and remove the Collateral or to use the premises temporarily to store or Dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as the agent for the Collateral Agent, and agrees to deliver the Collateral to the Collateral Agent (or, prior to the Senior Priority Discharge Date, the Revolving Facility Collateral Agent) upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Collateral Agent’s Liens, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Collateral Agent (or, prior to the Senior Priority Discharge Date, the Revolving Facility Collateral Agent) upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to the Collateral Agent (or, prior to the Senior Priority Discharge Date, the Revolving Facility Collateral Agent) the right, vis-à-vis such Licensor, to enforce the Collateral Agent’s (or, prior to the Senior Priority Discharge Date, the Revolving Facility Collateral Agent’s) Liens with respect to the Collateral, including the right to Dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable license.
     “Lock Boxes” means any postal lock boxes established by the Grantors with any banking institution, securities broker, securities intermediary or other financial institution.

     “Negative Pledge Vessel Lease”: means (a) Demise Charter, dated December 21, 2001, between U.S. Bank, National Association (successor to State Street Bank and Trust Company of Connecticut, National Association), as trustee of GTC Connecticut Statutory Trust, and TECO Ocean Shipping Inc. (f/k/a Gulfcoast Transit Company), as amended, and (b) Bareboat Subcharter Agreement, dated February 7, 1985, between GATX Third Aircraft Corporation (successor to Merchants Grain & Transportation, Inc. and TECO Towing Company, as amended.
     “New Vessel”: as of any date of determination, any Vessel acquired by a Grantor within 180 days of the date of the date of the Permitted Sale-Leaseback Transaction to which such Vessel is subject.
     “Obsolete Equipment” means (a) Vessels and other Equipment that are damaged, obsolete or at the end of their useful life, (b) Real Estate and other assets (not including any Accounts, Inventory or Vessels) that are obsolete or no longer useful in the Ordinary Course of Business as reasonably determined by the Grantors and (c) Vessels and other Equipment that are surplus in the Ordinary Course of Business (provided, however, that such surplus Vessels and other Equipment under this clause (c) shall be limited to Vessels and other Equipment having a fair market value of $5,000,000 in the aggregate in any calendar year (plus any unused amounts from any prior calendar year up to $1,000,000) or $20,000,000 in the aggregate during the term of this Agreement; provided further, however, that the foregoing limitations shall not apply to such surplus Vessels and other Equipment under this clause (c), the proceeds of the sale or other Disposition of which are applied, within 180 days after the sale or other Disposition thereof, to the costs of replacement of such surplus Vessels and other Equipment or the cost of purchase or construction of other assets useful in the business of Grantors and their Subsidiaries).
     “Ordinary Course of Business” means the ordinary course of business of any Grantor or Subsidiary, consistent with past practices and undertaken in good faith.
     “Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.
     “Patent Assignment” means each patent collateral assignment agreement pursuant to which a Grantor assigns to Collateral Agent such Obligor’s interests in its patents, as security for the Noteholder Obligations.
     “Payment Item” means each check, draft or other item of payment payable to a Grantor, including those constituting proceeds of any Collateral.
     “Permitted Disposition” means, as long as no Default or Event of Default exists, a Disposition that is (a) a sale, transfer or other Disposition of Inventory in the Ordinary Course of Business; (b) a sale of Equipment and Vessels (other than PL480 Vessels) or other assets that, in the aggregate during any fiscal year, have a fair market or book value of $5,000,000 or less; (c) any sales or scrapping of Obsolete Equipment; (d) a termination, assignment or sublease of a lease, sublease or license of real or personal Property that is not required to sustain the Ordinary Course of Business, could not reasonably be expected to have a material adverse effect and does not result from an default of any of the obligors on the Notes; (e) a sale, transfer or other Disposition of Excess Land at the Terminal; (f) a sale, transfer or other Disposition of PL480 Vessels; (g) a lease, sublease or license of real Property other than the Terminal (or any portion thereof) and any other real Property that is required to sustain the Ordinary Course of

Business; (h) a sale, transfer or other Disposition of assets among Obligors; (i) a sale, transfer or other Disposition of assets pursuant to permitted sale-leaseback transactions; (j) the sale, transfer or other disposition of Property identified on Schedule VI attached hereto or (k) approved in writing by the Collateral Agent or the Security Trustee, as the case may be, and the Required Holders.
     “Permitted Sale-Leaseback Transaction”: a sale-leaseback transaction entered into by any Grantor with any Person, upon fair and reasonable terms and conditions (a) with respect to any New Vessel which, individually or when aggregated with other Permitted Sale-Leaseback Transactions of New Vessels in any calendar year, does not exceed $15,000,000 in such calendar year, and (b) with respect to any Specified Vessel, on or prior to the expiration of such lease.
     “Post-Closing Letter” means that certain Letter Agreement, dated as of the date hereof, by the Borrowers (as defined in the Revolving Facility Loan and Security Agreement) and agreed to by the Revolving Facility Administrative Agent, regarding post-closing items.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Purchase Money Debt” means (a) Debt (other than the Noteholder Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Noteholder Obligations) incurred within 30 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
     “Purchase Money Lien” means a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.
     “Quarterly Update Date” means the date of delivery of financial statements pursuant to Section 4.20(a) of the Indenture.
     “Real Estate” means all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
     “Restrictive Agreement” means an agreement (other than a Loan Document (as defined in the Revolving Facility Loan and Security Agreement) or an Indenture Document) that conditions or restricts the right of any Grantor to incur or repay the Noteholder Obligations, to grant Liens on any assets to secure the Noteholder Obligations, to declare or make distributions to a Grantor, to modify, extend or renew any agreement evidencing the Noteholder Obligations, or to repay any intercompany Debt owed to any Grantor.
     “Revolving Facility Loan and Security Agreement” means that certain Loan and Security Agreement, to be entered into as of the date hereof, by and among the Revolving Facility Collateral Agent, the Grantors and the Lenders (as defined therein).
     “Senior Priority Discharge Date” has the meaning assigned to such term in the Intercreditor Agreement.
     “Specified Vessel”: means any of the following ships:

VESSEL NAME	OFFICIAL NUMBER
PEGGY PALMER	641530
MARY TURNER	646730
GAYLE EUSTACE	587045
BARBARA KESSEL	583310
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Terminal” means the terminal located at 14537 Highway 15, Davant, Plaquemines Parish, Louisiana.
     “Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.
     “Trademark Security Agreement” means each trademark security agreement pursuant to which a Grantor grants to Collateral Agent a Lien on such Obligor’s interests in trademarks, as security for the Noteholder Obligations.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
     “Vessels” means the towboats, barges and other vessels owned or leased by the Company, any Grantor or any other obligor on the Notes.
     “Vessel Lease Agreements” means lease or charter agreements (and ancillary agreements) pursuant to which any Grantor leases or bare boat charters any Vessel.
          (b) All capitalized terms used but not otherwise defined herein have the meanings given to them in the Indenture. All other undefined terms contained in this Security Agreement, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein.
          (c) All references herein to actions that may or shall be taken or not taken, “in accordance with the terms of the Indenture” or “to the extent permitted by the Indenture”, or words of similar effect, shall be construed as if the Grantor taking or not taking such action is an Issuer under the Indenture and any permission granted to or prohibition against a Borrower under the Indenture shall apply to such Grantor under this Security Agreement.

     2. GRANT OF LIEN.
          (a) To secure the prompt payment and performance of all Noteholder Obligations, each Grantor hereby grants to Collateral Agent (except for (xii), below, which will be granted in favor of the Security Trustee, and other property related to the Vessels), for the benefit of the Noteholder Secured Parties, a continuing security interest in and Lien upon all Property of such Grantor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(i) all Accounts;
(ii) all Chattel Paper, including electronic chattel paper;
(iii) all Commercial Tort Claims;
(iv) all Deposit Accounts;
(v) all Documents;
(vi) all General Intangibles, including Intellectual Property;
(vii) all Goods, including Inventory, Equipment and Fixtures;
(viii) all Instruments;
(ix) all Investment Property;
(x) all Letter-of-Credit Rights;
(xi) all Supporting Obligations;
(xii) all Vessels;
(xiii) all monies, whether or not in the possession or under the control of Collateral Agent, or a bailee or Affiliate of Collateral Agent;
(xiv) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
(xv) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
     All of the foregoing, together with the Vessels covered by the Ship Mortgage(s) and Real Estate covered by the Mortgage(s), all equity interests in Subsidiaries pledged to the Collateral Agent and all other Property of each Grantor in which the Collateral Agent may at any time be granted a Lien as collateral for the Noteholder Obligations, is herein collectively referred to as the “Collateral”.
     Notwithstanding anything to the contrary set forth in Section 2(a) above, the types or items of Collateral described in such Section shall not include (collectively, the “Excluded Property”): (i) any

Excluded Equity; (ii) any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, or any Account arising from freightage, hire, use or charter of any Vessel leased pursuant to a Negative Pledge Vessel Lease, if under the terms of such contract, lease, permit, charter, license agreement or Negative Pledge Vessel Lease, or Applicable Law with respect thereto, the valid grant of a security interest or Lien therein to Collateral Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter, license agreement or Negative Pledge Vessel Lease has not been or is not otherwise obtained or under Applicable Law such prohibition cannot be waived, provided, that the foregoing exclusion shall in no way be construed (A) to apply if any such prohibition is unenforceable under the UCC or other Applicable Law or (B) so as to limit, impair or otherwise affect Collateral Agent’s (or Security Trustee’s, with respect to Vessel’s) unconditional continuing security interests in and Liens upon any rights or interests of any Grantor in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts), except for the Accounts and proceeds expressly excluded in this Clause (ii); (iii) applications for a trademark that would be invalidated, canceled, voided or abandoned due to the grant and/or enforcement of such security interest or Lien, including all such United States and foreign trademark applications that are based on an intent-to-use the mark in commerce, unless and until such time that the grant and/or enforcement of the security interest or Lien will not cause such trademark to be invalidated, canceled, voided or abandoned; (iv) Equipment or Fixtures owned by any obligor on the Notes that is subject to a Purchase Money Lien or Capital Lease permitted hereunder, but only to the extent that the contract pursuant to which such Purchase Money Lien is granted or such Capital Lease would prohibit the granting of a Lien on such Equipment or fixtures pursuant hereto; (v) assets owned by a Guarantor after the release of the guaranty of such Guarantor; (vi) cash and Cash Equivalents in an amount not to exceed $3,000,000 used to secure the Hedging Obligations and deposited in an identifiable, segregated Deposit Account for such purpose, (vii) Property identified on Schedule VI hereto; (viii) certain Deposit Accounts that are used exclusively for payroll purposes; (ix) Equity Interests in any Unrestricted Subsidiary; and (x) any other Property that, prior to the Senior Priority Discharge Date, is designated as “Excluded Property” pursuant to clause (vi) of the definition of “Excluded Property” in Section 7.1 of the Revolving Facility Loan and Security Agreement; provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property); provided further, if any Excluded Property would have otherwise have constituted Collateral, when such property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date hereof to constitute Collateral.
          (b) All of the Noteholder Obligations shall be secured by all of the Collateral.
          (c) Each Grantor shall promptly notify Collateral Agent in writing if such Grantor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000) and, upon Collateral Agent’s request, shall promptly take such actions as Collateral Agent deems appropriate to confer upon Collateral Agent (for the benefit of the Noteholder Secured Parties) a duly perfected, first priority Lien upon such claim.
     3. PERFECTION AND PROTECTION OF SECURITY INTEREST.
          (a) Each Grantor shall, at its expense, perform all steps reasonably requested by Collateral Agent or the Security Trustee, as the case may be, at any time to perfect, maintain, protect, and enforce Collateral Agent’s or the Security Trustee’s, as the case may be, Liens, including: (i) executing, delivering and/or filing and recording of the Ship Mortgage(s), Mortgage(s), Patent Assignments and Trademark Security Agreements and executing and filing financing or continuation statements, and amendments thereof, in form and substance reasonably satisfactory to Collateral Agent or the Security Trustee, as the case may be; (ii) delivering to Collateral Agent upon Collateral Agent’s reasonable request warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued and certificates of title covering any portion of the collateral for which certificates of title have been issued; (iii) when an Event of Default has occurred and is continuing, transferring Inventory to warehouses or other locations designated by Collateral Agent (or, prior to the Senior Priority Discharge Date, the Revolving Facility Collateral Agent in accordance with the Intercreditor Agreement); (iv) placing notations on such Grantor’s books of account to disclose Collateral Agent’s or the Security Trustee’s, as the case may be, security interest; and (v) taking such other steps as are reasonably deemed necessary or desirable by Collateral Agent or the Security Trustee, as the case may be, to maintain and protect Collateral Agent’s Liens. Each Grantor agrees that a carbon, photographic, photostatic, or other reproduction of this Security Agreement or of a financing statement is sufficient as a financing statement.
          (b) Each Grantor shall, in accordance with the terms of the Indenture, notify Collateral Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000) and, upon Collateral Agent’s request, shall promptly take such actions as Collateral Agent deems appropriate to confer upon Collateral Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien (subject to the Intercreditor Agreement) upon such claim.
          (c) Each Grantor shall, in accordance with the terms of the Indenture, notify Collateral Agent in writing if, after the Closing Date, such Grantor obtains any interest in any Collateral consisting of Deposit Accounts (other than an account exclusively used for payroll, payroll taxes, employee benefits or escrow arrangements, an account containing not more that $10,000 at any time, or an account where the balance of such Deposit Account is swept at the end of each Business Day into a Deposit Account subject to an Account Control Agreement), Chattel Paper, Documents, Instruments, Intellectual Property, registered Copyrights, registered Trademarks, Investment Property or Letter-of-Credit Rights and, upon Collateral Agent’s request, shall promptly take such actions as Collateral Agent deems appropriate to effect Collateral Agent’s duly perfected, first priority Lien (subject to the Intercreditor Agreement) upon such Collateral, including, subject to the Intercreditor Agreement, obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Collateral Agent’s request, each Grantor shall obtain a written acknowledgment that such third party holds the Collateral for the benefit of Collateral Agent.
          (d) Each Grantor shall, in accordance with the terms of the Indenture, obtain or use its commercially reasonable efforts to obtain Lien Waivers from landlords and mortgagees, and each Grantor shall in all instances obtain signed acknowledgements of Collateral Agent’s Liens from bailees having possession of any Collateral that they hold for the benefit of Collateral Agent.
          (e) In accordance with Section 11 herein, each Grantor shall obtain authenticated Account Control Agreements with respect to Deposit Accounts of the Grantors (other than an Account constituting Excluded Property including, without limitation, an Account exclusively used for payroll, payroll taxes, 401(k) and other retirement plans and employee benefits, including, without limitation, rabbi trusts for deferred compensation and health care benefits, a Deposit Account containing not more that $10,000 at any time, a Deposit Account for which Collateral Agent or the Revolving Facility Collateral Agent is the depositary, or a Deposit Account where the balance of such Deposit Account is swept at the end of each Business Day into a Deposit Account subject to an Account Control Agreement).
          (f) Each Grantor hereby irrevocably authorizes Collateral Agent or the Security Trustee, as the case may be, at any time and from time to time to file any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Grantor agrees to furnish any such information to Collateral Agent promptly upon request. Each Grantor also ratifies its authorization for Collateral Agent to have filed any like initial financing statements or amendments thereto if filed prior to the date hereof.
          (g) From time to time, each Grantor shall, upon Collateral Agent’s reasonable request, execute and deliver confirmatory written instruments pledging to Collateral Agent, for the benefit of Collateral Agent and the Holders, the Collateral, but any Grantor’s failure to do so shall not affect or limit any security interest or any other rights of Collateral Agent or any Holder in and to the Collateral with respect to such Grantor. So long as the Indenture is in effect and until all Noteholder Obligations have been fully satisfied, Collateral Agent’s Liens shall continue in full force and effect in all Collateral (whether or not deemed eligible for the purpose of calculating the Availability or as the basis for any advance, loan, extension of credit, or other financial accommodation).
          (h) No Reincorporation. Except to the extent permitted by the Indenture, no Grantor shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof or change its type of entity as identified on Schedule II without the prior written consent of Collateral Agent.
          (i) Terminations and Amendments Not Authorized. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Collateral Agent or the Security Trustee, as the case may be, and agrees that it will not do so without the prior written consent of Collateral Agent or the Security Trustee, as the case may be, subject to each Grantor’s rights under Section 9-509(d)(2) of the UCC.
          (j) No Restriction on Payments to Collateral Agent. No Grantor shall become a party to any Restrictive Agreement, except (i) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule V; (ii) a Restrictive Agreement relating to secured Debt permitted under the Indenture, if such restrictions apply only to the collateral for such Debt; and (iii) customary provisions in leases and other contracts restricting assignment thereof.
     4. LOCATION OF COLLATERAL. All tangible items of Collateral, other than Vessels and Inventory in transit, or otherwise in the Ordinary Course of Business, shall at all times be kept by each Grantor at the business locations set forth in Schedule I, except that each Grantor may (a) make sales or other Dispositions of Collateral in accordance with Section 4.10 of the Indenture; and (b) move Collateral to another location in the United States, as long as Grantor gives written notice to Collateral Agent or the Security Trustee, as the case may be, on or before the next Quarterly Update Date following such move.
     5. JURISDICTION OF ORGANIZATION. Schedule II hereto identifies each Grantor’s name as of the Closing Date as it appears in official filings in the state of its incorporation or other organization, the type of entity of each Grantor (including corporation, partnership, limited partnership or limited liability company), organizational identification number issued by each Grantor’s state of incorporation or organization or a statement that no such number has been issued and the jurisdiction in which such Grantor is incorporated or organized. Each Grantor has only one state of incorporation or organization.

     6. TITLE TO, LIENS ON, AND SALE AND USE OF COLLATERAL. Each Grantor represents and warrants to Collateral Agent or the Security Trustee, as the case may be, and agrees with Collateral Agent or the Security Trustee, as the case may be, that: (a) such Grantor has rights in and the power to transfer all of the Collateral free and clear of all Liens whatsoever, except for Permitted Liens; (b) Collateral Agent’s or the Security Trustee’s, as the case may be, Liens in the Collateral will not be subject to any prior Lien except for Permitted Liens; and (c) such Grantor will use, store, and maintain the Collateral with all reasonable care and will use such Collateral for lawful purposes only.
     7. INSPECTIONS; APPRAISALS. Grantors shall, in accordance with the terms of the Indenture, permit any representatives designated by Collateral Agent:
          (a) to visit and inspect the financial records and the Collateral of the Grantors at reasonable times and upon reasonable notice and as often as reasonably requested (provided that such inspection does not interfere with the scheduled operation of the Vessels), to make extracts from and copies of such financial records and pay the reasonable fees and expenses in connection therewith (except that so long as no Event of Default exists and is continuing, Grantors shall only be required to reimburse Collateral Agent or the Security Trustee, as the case may be, for two (2) such visits and inspections per calendar year; provided, that if any Event of Default has occurred and is continuing then no such limitation on Grantors’ reimbursement obligations shall apply); and
          (b) to permit any representatives designated by Collateral Agent to discuss the affairs, finances and condition of any Grantor with the officers thereof and independent accountants therefor. In addition to and not in limitation of the foregoing, Collateral Agent or the Security Trustee, as the case may be, shall have the right at any time or times, in Collateral Agent’s name or in the name of a nominee of Collateral Agent, to verify the validity, amount or any other matter relating to any Collateral, by mail, telephone, facsimile transmission or otherwise. In connection with any collateral monitoring or review and appraisal. In each case, Collateral Agent or the Security Trustee, as the case may be, agrees to keep any information learned through such inspections strictly confidential.
     8. ADMINISTRATION OF ACCOUNTS.
          (a) Records and Schedules of Accounts. Each Grantor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Collateral Agent or the Security Trustee, as the case may be, sales, collection, reconciliation and other reports in form reasonably satisfactory to Collateral Agent or the Security Trustee, as the case may be, on such periodic basis as Collateral Agent or the Security Trustee, as the case may be, may reasonably request. Each Grantor shall also provide to Collateral Agent or the Security Trustee, as the case may be, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, in the form customarily maintained by Grantors and such invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Collateral Agent or Security Trustee may reasonably request.
          (b) Taxes. If an Account of any Grantor includes a charge for any Taxes, Collateral Agent or the Security Trustee, as the case may be, is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Grantor and to charge Grantors therefor; provided, however, that neither Collateral Agent or the Security Trustee, as the case may be, nor Holders shall be liable for any Taxes that may be due from Grantors or with respect to any Collateral.
          (c) Account Verification. If an Event of Default has occurred and is continuing, Collateral Agent or the Security Trustee, as the case may be, shall have the right at any time, in the name of Collateral Agent, any designee of Collateral Agent or any Grantor, to verify the validity, amount or any other matter relating to any Accounts of Grantors by mail, telephone or otherwise. Grantors shall cooperate fully with Collateral Agent or the Security Trustee, as the case may be, in an effort to facilitate and promptly conclude any such verification process.
          (d) Proceeds of Collateral. Grantors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Grantor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Collateral Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.
     9. ADMINISTRATION OF INVENTORY.
          (a) Records and Reports of Inventory. Each Grantor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Collateral Agent inventory and reconciliation reports in form reasonably satisfactory to Collateral Agent, on such periodic basis as Collateral Agent may reasonably request. Each Grantor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Collateral Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices and in accordance with past practice, and shall provide to Collateral Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Collateral Agent may reasonably request. Collateral Agent may participate in and observe each physical count.
          (b) Returns of Inventory. No Grantor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (i) such return is in the Ordinary Course of Business; (ii) no Default or Event of Default exists or would result therefrom; (c) Collateral Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $500,000; and (d) after the Senior Priority Discharge Date, or as otherwise provided in the Intercreditor Agreement, any payment received by a Grantor for a return is promptly remitted to Collateral Agent for application to the Noteholder Obligations.
          (c) Acquisition, Sale and Maintenance. No Grantor shall acquire or accept any Inventory on consignment or approval, and each Grantor shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA, to the extent required by Section 4.05 of the Indenture. No Grantor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Grantor to repurchase such Inventory. Grantors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Laws, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
     10. ADMINISTRATION OF VESSELS AND EQUIPMENT.
          (a) Records and Schedules of Vessels and Equipment. Each Grantor shall keep accurate and complete records of its Vessels and Equipment, including kind, quality, quantity, cost, acquisitions and Dispositions thereof, and shall submit to Collateral Agent or the Security Trustee, as the case may be, on such periodic basis as Collateral Agent or the Security Trustee, as the case may be, may reasonably request, a current schedule thereof, in form reasonably satisfactory to Collateral Agent.

Promptly upon request, Grantors shall deliver to Collateral Agent or the Security Trustee, as the case may be, evidence of their ownership or interests in any Vessels or Equipment.
          (b) Dispositions of Vessels and Equipment. No Grantor shall sell, lease or otherwise dispose of any owned Vessels or Equipment, without the prior written consent of Collateral Agent or the Security Trustee, other than (a) a Permitted Disposition; and (b) replacement of a Vessel or Equipment that is worn, damaged or obsolete with Vessels and Equipment used or useful by Grantors in the Ordinary Course of Business, if the replacement Vessels and Equipment are acquired substantially contemporaneously with such Disposition and are free of Liens.
          (c) Condition of Vessels and Equipment. The Vessels and Equipment are in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Vessels and Equipment is preserved at all times, reasonable wear and tear excepted. Each Grantor shall ensure that the Vessels and Equipment are mechanically and structurally sound, and capable of performing the functions for which they were designed, in accordance with manufacturer specifications. No Grantor shall permit any Equipment to become affixed to real Property covered by any of lease of real Property unless any landlord or mortgagee delivers a Lien Waiver, provided that no such Lien Waiver shall be required to be delivered with respect to any real Property if the Grantors shall have used commercially reasonable efforts to obtain, but failed within a period of 180 days after the Closing Date to obtain, such Lien Waiver (it being agreed that the use of such commercially reasonable efforts shall not require (A) the payment by Grantors of consent fees or other payments to counterparties, (B) the Grantors to agree to any modifications to the terms of the underlying lease with such counterparty in a manner adverse to the interests of the Grantors, or (C) the Grantors to conduct any litigation or legal proceedings with regard thereto).
     11. ADMINISTRATION OF DEPOSIT ACCOUNTS. Each Grantor shall take all actions necessary to establish Collateral Agent’s control of each Deposit Account (other than a Deposit Account constituting Excluded Property including, without limitation, a Deposit Account exclusively used for payroll, payroll taxes, 401(k) and other retirement plans and employee benefits, including, without limitation, rabbi trusts for deferred compensation and health care benefits, a Deposit Account containing not more that $10,000 at any time, a Deposit Account for which Collateral Agent or the Revolving Facility Collateral Agent is the depositary, or a Deposit Account where the balance of such deposit account is swept at the end of each Business Day into a Deposit Account subject to an Account Control Agreement). Each Grantor shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Collateral Agent) (subject to the Intercreditor Agreement) to have control over a Deposit Account or any Property deposited therein. Each Grantor shall promptly notify Collateral Agent of any opening or closing of a Deposit Account.
     12. GENERAL PROVISIONS.
          (a) Insurance of Collateral; Condemnation Proceeds. Each Grantor shall maintain insurance with respect to the Collateral, and shall cause any proceeds thereof to be paid, in accordance with the Indenture.
          (b) Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Collateral Agent or the Security Trustee to any Person to realize upon any Collateral, shall be borne and paid by Grantors. Neither Collateral Agent nor the Security Trustee shall be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Collateral Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Grantors’ sole risk.
          (c) Defense of Title to Collateral. Each Grantor shall at all times defend its title to Collateral and Collateral Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.
     13. RIGHT TO CURE. Collateral Agent or Security Trustee may, in its discretion, pay any amount or do any act required of any Grantor hereunder or under any other Indenture Document in order to preserve, protect, maintain or enforce the Noteholder Obligations, the Collateral or Collateral Agent’s or the Security Trustee’s, as the case may be, Liens therein, and which such Grantor fails to pay or do, including payment of any judgment against such Grantor, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or bailee’s claim, and any other Lien upon or with respect to the Collateral. Grantors shall reimburse the Collateral Agent or the Security Trustee, as the case may be, for any amounts paid and all out-of-pocket costs and expenses incurred by the Collateral Agent or the Security Trustee, as the case may be, pursuant to this Section 13. The Grantors’ obligation to reimburse the Collateral Agent or the Security Trustee, as the case may be, pursuant to the preceding sentence shall be a Noteholder Obligation payable on demand. Any payment made or other action taken by Collateral Agent or the Security Trustee, as the case may be, under this Section 13 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.
     14. POWER OF ATTORNEY. Each Grantor hereby irrevocably constitutes and appoints Collateral Agent or the Security Trustee, as the case may be, (and all Persons designated by Collateral Agent) as such Grantor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section 14. Collateral Agent or the Security Trustee, as the case may be, or Collateral Agent’s or the Security Trustee’s, as the case may be, designee, may, without notice and in either its or any Grantor’s name, but at the cost and expense of such Grantor:
          (a) After the Senior Priority Discharge Date, or as otherwise provided in the Intercreditor Agreement, and during an Event of Default, endorse any Grantor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Collateral Agent’s or the Security Trustee’s, as the case may be, possession or control; and
          (b) After the Senior Priority Discharge Date, or as otherwise provided in the Intercreditor Agreement, during an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Collateral Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign any Grantor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to any Grantor, and notify postal authorities to change the address for delivery thereof to such address as Collateral Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use any Grantor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which any Grantor is a beneficiary; and (xii) take all other actions as Collateral Agent or the Security Trustee deems appropriate to fulfill any Grantor’s obligations under the Indenture Documents.
     15. COLLATERAL AGENT’S, SECURITY TRUSTEE’S AND HOLDERS’ RIGHTS, DUTIES AND LIABILITIES.
          (a) Each Grantor assumes all responsibility and liability arising from or relating to the use, sale, license or other Disposition of the Collateral. The Noteholder Obligations shall not be affected by any failure of Collateral Agent or any Holder to take any steps to perfect Collateral Agent’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release such Grantor from any of the Noteholder Obligations. Following the occurrence and during the continuation of an Event of Default, and, subject to the Intercreditor Agreement, Collateral Agent may (but shall not be required to), without notice to or consent from such Grantor, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of such Grantor for the Noteholder Obligations or under the Indenture or any other agreement now or hereafter existing between Collateral Agent and/or any Holder and the Grantor.
          (b) It is expressly agreed by each Grantor that, anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of its contracts and each of its licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Neither Collateral Agent nor any Holder shall have any obligation or liability under any contract or license by reason of or arising out of this Security Agreement or the granting herein of a Lien thereon or the receipt by Collateral Agent or any Holder of any payment relating to any contract or license pursuant hereto. Neither Collateral Agent nor any Holder shall be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
          (c) After the Senior Priority Discharge Date, or as otherwise provided in the Intercreditor Agreement, Collateral Agent may at any time after a Default or an Event of Default has occurred and be continuing (or if any rights of set-off (other than set-offs against an Account arising under the contract giving rise to the same Account) or contra accounts may be asserted with respect to the following), without prior notice to any Grantor, notify Account Debtors, and other Persons obligated on the Collateral that Collateral Agent has a security interest therein, and that payments shall be made directly to Collateral Agent, for itself and the benefit of Holders. After the Senior Priority Discharge Date, or as otherwise provided in the Intercreditor Agreement, upon the request of Collateral Agent, each Grantor shall so notify Account Debtors and other Persons obligated on Collateral. Once any such notice has been given to any Account Debtor or other Person obligated on the Collateral, such Grantor shall not give any contrary instructions to such Account Debtor or other Person without Collateral Agent’s prior written consent.
          (d) After the Senior Priority Discharge Date, or as otherwise provided in the Intercreditor Agreement, Collateral Agent may at any time after a Default or Event of Default has occurred and is continuing, in Collateral Agent’s own name or in the name of any Grantor communicate with Account Debtors, parties to Contracts and obligors in respect of Instruments to verify with such Persons, to Collateral Agent’s satisfaction, the existence, amount and terms of Accounts, payment intangibles, Instruments or Chattel Paper. If a Default or Event of Default shall have occurred and be continuing, each Grantor, at its own expense, shall cause the independent certified public accountants then engaged by such Grantor to prepare and deliver to Collateral Agent at any time and from time to time promptly upon Collateral Agent’s request the following reports with respect to such Grantor: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts as Collateral Agent may request. Each Grantor, at its own expense, shall deliver to Collateral Agent the results of each physical verification, if any, which such Grantor may in its discretion have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory.
     16. IMMUNITIES OF THE COLLATERAL AGENT AND THE SECURITY TRUSTEE.
          (a) No Implied Duty. Notwithstanding any provision to the contrary elsewhere in the Indenture or any Collateral Documents, the Collateral Agent will not have any duties, responsibilities or obligations other than those expressly assumed by it in the Indenture and the Collateral Documents to which it is a party. The Collateral Agent will not be required to take any action that is contrary to applicable law or any provision of the Indenture or the Collateral Documents to which it is a party or will adversely affect the rights, privileges, benefits and immunities of or be contrary to the interests of the Collateral Agent. The Collateral Agent shall not have any fiduciary relationship with the Holders or Trustee and no implied covenants, obligations or responsibilities shall be read into the Indenture or the Collateral Documents against the Collateral Agent.
          (b) Appointment of Agents and Advisors. The Collateral Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers, consultants or other experts or advisors selected by it with due care as it may require and will not be responsible for any misconduct or negligence on the part of any of them.
          (c) Other Agreements. The Collateral Agent has accepted and is bound by the Collateral Documents executed by the Collateral Agent as of the date of the Indenture and, as directed in writing by an act of Holders, the Collateral Agent shall execute additional Collateral Documents delivered to it after the date of the Indenture; provided, however, that such additional Collateral Documents do not adversely affect the rights, privileges, benefits and immunities of the Collateral Agent.
          (d) Solicitation of Instructions.
(i)	The Collateral Agent may at any time solicit written confirmatory instructions from the Holders, an Officers’ Certificate or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under the Indenture or the Collateral Documents.

(ii)	No written direction given to the Collateral Agent by the Holders that in the reasonable judgment of the Collateral Agent imposes, purports to impose or might reasonably be expected to impose upon the Collateral Agent any obligation or liability not set forth in or arising under the Indenture and the Collateral Documents will be binding upon the Collateral Agent unless the Collateral Agent elects, at its sole option, to accept such direction.
          (e) Limitation of Liability. The Collateral Agent will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any Security Document, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.
          (f) Documents in Satisfactory Form. The Collateral Agent will be entitled to require that all agreements, certificates, opinions, instruments and other documents at any time submitted to it, including those expressly provided for in the Indenture, be delivered to it in a form and with substantive provisions reasonably satisfactory to it.
          (g) Entitled to Rely. The Collateral Agent may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by the Issuer or any Guarantor in compliance with the provisions of the Indenture or delivered to it by any Holder without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Collateral Agent may act in reliance upon any instrument comporting with the provisions of the Indenture or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the other Collateral Documents has been duly authorized to do so. To the extent an Officers’ Certificate or Opinion of Counsel is required or permitted under the Indenture to be delivered to the Collateral Agent in respect of any matter, the Collateral Agent may rely conclusively on an Officers’ Certificate or Opinion of Counsel as to such matter and such Officers’ Certificate or opinion of counsel shall be full protection to the Collateral Agent for any action taken, suffered or omitted by it under the provisions of the Indenture and the other Collateral Documents.
          (h) Actions by Collateral Agent. As to any matter not expressly provided for by the Indenture or the other Collateral Documents, the Collateral Agent will act or refrain from acting as directed in writing by the Holders and will be fully protected if it does so, and any action taken, suffered or omitted pursuant hereto or thereto shall be binding on the Holders. In the absence of written direction of the Holders described in the immediately preceding paragraph the Collateral Agent shall have no duty to act, consent or request any action from the Company or any Guarantor or any other Person in connection with the Indenture (including all schedules and exhibits attached hereto).
          (i) Security or Indemnity in Favor of the Collateral Agent. The Collateral Agent will not be required to take any action at the direction of any Holders, to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with pre-funding, security or indemnity reasonably satisfactory to it against any and all cost, loss, liability or expense which may be incurred by it by reason of taking or continuing to take such action.
          (j) Rights of the Collateral Agent. In the event there is any good faith disagreement between the other parties to the Indenture or any of the Collateral Documents resulting in adverse claims being made in connection with Collateral held by the Collateral Agent and the terms of the Indenture or any of the Collateral Documents do not unambiguously mandate the action the Collateral Agent is to take or not to take in connection therewith under the circumstances then existing, or the Collateral Agent is in doubt as to what action it is required to take or not to take hereunder or under the Collateral Documents, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise (subject to Section 16(h)) in writing by a request signed jointly by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction.
          (k) Limitations on Duty of Collateral Agent in Respect of Collateral.

(i)	Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith. Pursuant to applicable law, the Issuer authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the signature of such Grantor in such form and in such offices as may be necessary or as the Collateral Agent may determine appropriate to perfect the security interests of the Collateral Agent under the Indenture.

(ii)	The Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent hereby disclaims any representation or warranty to the current and future Holders concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.

(iii)	Neither the Collateral Agent nor any of its experts, officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it under or in connection with the Indenture or any of the other Indenture Documents or Collateral Documents (except for its gross negligence or willful misconduct), or (b) responsible in any manner for any recitals, statements, representations or warranties (other than its own recitals, statements, representations or warranties) made in the Indenture or any of the Collateral Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, the Indenture or any of the Collateral Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Indenture or any of the Collateral Documents or for any failure of the Issuers or any other Person to perform their obligations hereunder and thereunder. The Collateral Agent shall not be under any obligation to any Person to ascertain or to inquire as to (a) the observance or performance of any of the agreements contained in, or conditions of, the Indenture or any of the Collateral Documents or to inspect the properties, books or records of the

Issuer, (b) whether or not any representation or warranty made by any Person in connection with the Indenture or any of the Collateral Documents is true, (c) the performance by any Person of its obligations under the Indenture or Collateral Documents or (d) the breach of or default by any Person of its obligations under the Indenture or any of the Collateral Documents.
(iv)	The Collateral Agent shall not be bound to (a) account to any Person for any sum or the profit element of any sum received for its own account; (b) disclose to any other Person any information relating to the Person if such disclosure would, or might, constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person or (c) be required to take any action that it believes, based on advice of counsel, is in conflict with any applicable law, the Indenture or any Collateral Documents or any order of any court or administrative agency.

(v)	Notwithstanding anything in the Indenture or any Collateral Documents to the contrary, (a) in no event shall the Collateral Agent or any officer, director, employee, representative or agent of the Collateral Agent be liable under or in connection with the Indenture or any of the Collateral Documents for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits or loss of opportunity, whether or not foreseeable, even if the Collateral Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought; and (b) the Collateral Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in the Indenture or any of Collateral Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such documents. In no event shall the Collateral Agent be obligated to invest any amounts received by it hereunder.

(vi)	The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default unless and until the Collateral Agent has received a written notice or a certificate from the Issuer stating that a Default has occurred. The Collateral Agent shall have no obligation whatsoever either prior to or after receiving such notice or certificate to inquire whether a Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it. No provision of the Indenture or any of the Collateral Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Indenture or any Collateral Documents or the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability including an advance of moneys necessary to perform work or to take the action requested is not reasonably assured to it, the Collateral Agent may decline to act unless it receives reasonable indemnity satisfactory to it, including an advance of moneys necessary to take the action requested. The Collateral Agent shall be under no obligation or duty to take any action under the Indenture or any of the Collateral Documents or otherwise if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.
(vii)	If, with respect to a proposed action to be taken by it, the Collateral Agent shall determine in good faith that the provisions of the Indenture or any Collateral Documents relating to the functions or responsibilities or discretionary powers of the Collateral Agent are or may be ambiguous or inconsistent, the Collateral Agent shall notify the Trustee, identifying the proposed action, and may decline either to perform such function or responsibility or to take the action requested unless it has received the written confirmation of the Trustee that the action proposed to be taken by the Collateral Agent is consistent with the terms of the Indenture or of the Collateral Documents or is otherwise appropriate. The Collateral Agent shall be fully protected in acting or refraining from acting upon the confirmation of the Trustee, in this respect, and such confirmation shall be binding upon the Holders.

(viii)	Upon receipt of indemnity requested by the Collateral Agent and assuming the requested action does not conflict with other clauses of this Section 16, the Collateral Agent shall act upon the specific instructions of the Trustee, except for any instructions that in the good faith judgment of the Collateral Agent may be contrary to the Indenture or of the Collateral Documents or applicable law.

(ix)	Assumption of Rights, Not Assumption of Duties. Notwithstanding anything contained herein to the contrary, the right of the Trustee or the Collateral Agents to perform any discretionary act enumerated herein or in any Collateral Documents to which it is a party (including the right to consent to or approve of any action or document which requires their consent or approval and the right to waive any provision of, or consent to any change or amendment to, any of the Indenture or the Security Documents) shall not be construed as giving rise to any expressed or implied duty owed by the Trustee or Collateral Agent.
          (l) No Liability for Clean Up of Hazardous Materials. In the event that the Collateral Agent or Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s or Trustee’s sole discretion may cause the Collateral Agent or Trustee to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent or Trustee to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent and Trustee reserve the right, instead of taking such action, either to resign as Collateral Agent or Trustee, as the case may be, or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state, foreign or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment and shall be indemnified and held harmless by The Issuer against any such claims, liabilities or actions.
          (m) Jurisdictional Limitations. The Collateral Agent shall be under no obligation or duty to take any action under this Agreement or any of the Indenture Documents or otherwise if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then qualified.

          (n) U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to the Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.
     17. INTELLECTUAL PROPERTY. Each Grantor owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Grantor’s knowledge, threatened Intellectual Property Claim with respect to any Grantor or any of their Property (including any Intellectual Property) that could reasonably be expected to have a material adverse effect. Except as disclosed on Schedule III, no Grantor pays or owes any compensation to any Person with respect to any Intellectual Property that is not generally available for purchase or license. All Intellectual Property owned, used or licensed by any Grantor that is not generally available for purchase or license is shown on Schedule III.
     18. INDEMNIFICATION. In any suit, proceeding or action brought by Collateral Agent or Security Trustee relating to any Collateral for any sum owing with respect thereto or to enforce any rights or claims with respect thereto, each Grantor will save, indemnify and keep Collateral Agent, Security Trustee and Holders harmless from and against all expense (including reasonable attorneys’ fees and expenses), loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Account Debtor or other Person obligated on the Collateral, arising out of a breach by such Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Grantor, except in the case of Collateral Agent or Security Trustee, to the extent such expense, loss, or damage is attributable to the gross negligence or willful misconduct of Collateral Agent or Security Trustee as determined by a final non-appealable judgment of a court of competent jurisdiction. All such obligations of such Grantor shall be and remain enforceable against and only against such Grantor and shall not be enforceable against Collateral Agent, Security Trustee or any other Noteholder Secured Party.
     19. LIMITATION ON LIENS ON COLLATERAL. No Grantor will create, permit or suffer to exist, and will defend the Collateral against, and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Liens, and will defend the right, title and interest of Collateral Agent in and to any of such Grantor’s rights under the Collateral against the claims and demands of all Persons whomsoever.
     20. NOTICE REGARDING COLLATERAL. Each Grantor will advise Collateral Agent promptly, in reasonable detail, (i) of any Lien (other than Permitted Liens) or claim made or asserted in writing against any material portion of the Collateral, and (ii) of the occurrence of any other event which would have a material adverse effect.
     21. REMEDIES; RIGHTS UPON DEFAULT.
          (a) In addition to all other rights and remedies granted to it under this Security Agreement, the Indenture, the other Indenture Documents and under any other instrument or agreement securing, evidencing or relating to any of the Noteholder Obligations, if any Event of Default shall have occurred and be continuing, Collateral Agent may exercise all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, each Grantor expressly agrees that in any such event Collateral Agent (or, prior to the Senior Priority Discharge Date, the Revolving Facility Collateral Agent in accordance with the Intercreditor Agreement), without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon such Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other Applicable Law), may forthwith enter upon the premises of such Grantor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving such Grantor or any other Person notice and opportunity for a hearing on Collateral Agent’s claim or action and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk. Collateral Agent or any Holder shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of Collateral Agent and Holders, the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption such Grantor hereby releases. Such sales may be adjourned and continued from time to time with or without notice. Collateral Agent shall have the right to conduct such sales on such Grantor’s premises or elsewhere and shall have the right to use such Grantor’s premises without charge for such time or times as Collateral Agent deems necessary or advisable.
          (b) After the Senior Priority Discharge Date, or as otherwise provided in the Intercreditor Agreement, Each Grantor further agrees, at Collateral Agent’s request, to assemble the Collateral and make it available to Collateral Agent at a place or places designated by Collateral Agent which are reasonably convenient to Collateral Agent and each Grantor, whether at such Grantor’s premises or elsewhere. Until Collateral Agent is able to effect a sale, lease, or other Disposition of Collateral, Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by Collateral Agent. Collateral Agent shall have no obligation to any Grantor to maintain or preserve the rights of such Grantor as against third parties with respect to Collateral while Collateral is in the possession of Collateral Agent. Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of Collateral Agent’s remedies (for the benefit of Collateral Agent and Holders), with respect to such appointment without prior notice or hearing as to such appointment. Collateral Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Noteholder Obligations as provided in the Indenture, and only after so paying over such net proceeds, and after the payment by Collateral Agent of any other amount required by any provision of law, need Collateral Agent account for the surplus, if any, to each Grantor. To the maximum extent permitted by Applicable Law, each Grantor waives all claims, damages, and demands against Collateral Agent or any Holder arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of Collateral Agent or such Holder as finally determined by a court of competent jurisdiction. Each Grantor agrees that ten (10) days prior notice by Collateral Agent of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or Disposition of the Collateral are insufficient to pay all Noteholder Obligations, including any attorneys’ fees or other expenses incurred by Collateral Agent or any Holder to collect such deficiency.
          (c) Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by Applicable Law) of any kind in connection with this Security Agreement or any Collateral.
          (d) To the extent that Applicable Law imposes duties on Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for Collateral Agent (a) to fail to incur expenses reasonably deemed significant by Collateral Agent to prepare Collateral for Disposition or otherwise to complete raw material or work in process into finished goods or other finished products for Disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or Disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise Dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (g) to hire one or more professional auctioneers to assist in the Disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (k) to purchase insurance or credit enhancements to insure Collateral Agent against risks of loss, collection or Disposition of Collateral or to provide to Collateral Agent a guaranteed return from the collection or Disposition of Collateral, or (l) to the extent deemed appropriate by Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Collateral Agent in the collection or Disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 21(d) is to provide non-exhaustive indications of what actions or omissions by Collateral Agent would not be commercially unreasonable in Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 21(d). Without limitation upon the foregoing, nothing contained in this Section 21(d) shall be construed to grant any rights to any Grantor or to impose any duties on Collateral Agent that would not have been granted or imposed by this Security Agreement or by Applicable Law in the absence of this Section 21(d).
     22. GRANT OF LICENSE TO USE INTELLECTUAL PROPERTY. For the purpose of enabling Collateral Agent to exercise rights and remedies under Section 21 hereof (including, without limiting the terms of Section 21 hereof, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) at such time as Collateral Agent shall be entitled, lawfully and pursuant to the Intercreditor Agreement, to exercise such rights and remedies, each Grantor hereby grants to Collateral Agent, for the benefit of Collateral Agent and Holders, an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of such Grantor, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. After the Senior Priority Discharge Date, or as otherwise provided in the Intercreditor Agreement, Each Grantor’s rights and interests under Intellectual Property shall inure to Collateral Agent’s benefit.
     23. LIMITATION ON AGENT’S AND HOLDERS’ DUTY IN RESPECT OF COLLATERAL. Collateral Agent shall use reasonable care with respect to the Collateral in its possession or under its control. Neither Collateral Agent nor any Holder shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of Collateral Agent or such Holder, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

     24. SECURITY TRUSTEE. References to the Collateral Agent in Sections 15, 16, 18, 19, 20, 21, 23 and 25 of this Agreement shall be understood to include the Security Trustee when acting as Security Trustee under the Indenture, this Agreement and the Collateral Documents. The privileges, rights, indemnities, immunities and exemptions from liability contained in this Security Agreement (including without limitation Section 16 of this Security Agreement), and those contained in the Indenture shall apply to the Security Trustee, whether it is acting under this Security Agreement, the Indenture or other Collateral Documents.
     25. MISCELLANEOUS.
          (a) Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should such Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Noteholder Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Noteholder Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Noteholder Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
          (b) Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Security Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Indenture.
          (c) Severability. Whenever possible, each provision of this Security Agreement shall be interpreted in a manner as to be effective and valid under Applicable Law, but if any provision of this Security Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Security Agreement. This Security Agreement is to be read, construed and applied together with the Indenture and the other Indenture Documents which, taken together, set forth the complete understanding and agreement of Collateral Agent and Grantors with respect to the matters referred to herein and therein.
          (d) No Waiver; Cumulative Remedies. The Collateral Agent shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Collateral Agent and then only to the extent therein set forth. A waiver by Collateral Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Collateral Agent would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of Collateral Agent or any Holder, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Collateral Agent and Grantors.

          (e) Limitation by Law. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.
          (f) Termination of this Security Agreement. Subject to Section 25(a) hereof, this Security Agreement shall terminate upon the payment in full of all Noteholder Obligations (other than indemnification Noteholder Obligations as to which no claim has been asserted).
          (g) Successors and Assigns. This Security Agreement and all obligations of each Grantor hereunder shall be binding upon the successors and assigns of each Grantor (including any debtor-in-possession on behalf of such Grantor) and shall, together with the rights and remedies of Collateral Agent, for the benefit of Collateral Agent and Holders, hereunder, inure to the benefit of Collateral Agent and Holders, all future holders of any instrument evidencing any of the Noteholder Obligations and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other Dispositions of any agreement governing or instrument evidencing the Noteholder Obligations or any portion thereof or interest therein shall in any manner affect the Lien granted to Collateral Agent, for the benefit of Collateral Agent and Holders, hereunder. No Grantor may assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Security Agreement.
          (h) Counterparts. This Security Agreement may be authenticated in any number of separate counterparts, each of which shall collectively and separately constitute one and the same agreement. This Security Agreement may be authenticated by manual signature, facsimile or, if approved in writing by Collateral Agent, electronic means, all of which shall be equally valid.
          (i) Governing Law; Consent to Forum. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE INDENTURE, THIS SECURITY AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS). EACH GRANTOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS SECURITY AGREEMENT, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH GRANTOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02 OF THE INDENTURE. Nothing herein shall limit the right of Collateral Agent to bring proceedings against any Grantor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Security Agreement shall be deemed to preclude enforcement by Collateral Agent of any judgment or order obtained in any forum or jurisdiction
          (j) Waivers by Grantors. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH GRANTOR WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH AGENT HEREBY ALSO WAIVES) IN ANY PROCEEDING OR DISPUTE OF ANY KIND RELATING IN ANY WAY TO THIS SECURITY AGREEMENT, OBLIGATIONS OR COLLATERAL; (B) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT,

EXTENSION OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH A GRANTOR MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING AGENT MAY DO IN THIS REGARD; (C) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY COLLATERAL; (D) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY RIGHTS OR REMEDIES; (E) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (F) ANY CLAIM AGAINST AGENT, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, INDENTURE DOCUMENTS OR TRANSACTIONS RELATING THERETO; AND (G) NOTICE OF ACCEPTANCE HEREOF. Each Grantor acknowledges that the foregoing waivers are a material inducement to Collateral Agent entering into this Security Agreement and that Collateral Agent is relying upon the foregoing in its dealings with Grantors. In the event of litigation, this Security Agreement may be filed as a written consent to a trial by the court.
          (k) Section Titles. The Section titles contained in this Security Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
          (l) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Security Agreement. In the event an ambiguity or question of intent or interpretation arises, this Security Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Security Agreement.
          (m) Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Security Agreement and, specifically, the provisions of Section 25(i) and Section 25(j), with its counsel.
          (n) Benefit of Holders. All Liens granted or contemplated hereby shall be for the benefit of Collateral Agent and Holders, and all proceeds or payments realized from Collateral in accordance herewith shall be applied to the Noteholder Obligations in accordance with the terms of the Indenture.
          (o) Conflicts. Notwithstanding anything herein to the contrary, the liens and security interests granted to Collateral Agent pursuant to this Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Security Agreement, other than with respect to Section 16 hereof, the terms of the Intercreditor Agreement shall govern.
     26. POST-CLOSING.
          (a) Post-Closing Deliverables. Each Grantor, jointly and severally, covenants and agrees with Collateral Agent that it will deliver to Collateral Agent the items described in Paragraphs 2 and 3 of the Post-Closing Letter within the respective time periods set forth in such paragraphs, with any such changes as are appropriate for delivery to the Collateral Agent, provided that to the extent Grantors deliver any such items under the Post-Closing Letter earlier than the deadline set forth in such letter, Grantors will affect a corresponding delivery to the Collateral Agent substantially concurrently, and provided further that to the extent the Revolving Facility Administrative Agent waives or amends any of the foregoing requirements under the Post-Closing Letter, the corresponding provision with respect to the Collateral Agent will be deemed waived or amended to the same extent.
          (b) Account Control Agreement. Each Grantor, jointly and severally, covenants and agrees with Collateral Agent that it will use commercially reasonable efforts (it being agreed that the use of such commercially reasonable efforts shall not require (A) the payment by Borrowers of consent fees or other payments to counterparties, or (B) the Borrowers to conduct any litigation or legal proceedings with regard thereto) to enter into an Account Control Agreement in a form and substance mutually agreed upon by the Collateral Agent and the other parties thereto within 90 days after the date hereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

UNITED MARITIME GROUP, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

UNITED MARITIME GROUP FINANCE CORP.
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

U.S. UNITED BULK TERMINAL, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

U.S. UNITED OCEAN SERVICES, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

UMG TOWING, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

U.S. UNITED BARGE LINE, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

U.S. UNITED BULK LOGISTICS, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

U.S. UNITED OCEAN HOLDING, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

U.S. UNITED OCEAN HOLDING II, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

U.S. UNITED INLAND SERVICES, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

MARIE FLOOD, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

MARY ANN HUDSON, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

SHEILA MCDEVITT, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

TINA LITRICO, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent
By:	/s/ Mark F. McLaughlin
	Name:	Mark F. McLaughlin
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Security Trustee
By:	/s/ Mark F. McLaughlin
	Name:	Mark F. McLaughlin
	Title:	Vice President

SCHEDULE I
to
GENERAL SECURITY AGREEMENT
LOCATION OF COLLATERAL
1.	CHIEF EXECUTIVE OFFICES

Name of Obligor	Address of Chief Executive Office
United Maritime Group, LLC	601 S. Harbour Island Blvd. Ste. 230 Tampa, Florida 33602

U.S. United Bulk Terminal, LLC	14537 Highway 15, Davant, Louisiana 70040

U.S. United Ocean Services, LLC	601 S. Harbour Island Blvd. Ste. 230 Tampa, Florida 33602

U.S. United Barge Line, LLC	100 Scott St., Metropolis, Illinois 62960

U.S. United Inland Services, LLC	100 Scott St., Metropolis, Illinois 62960

UMG Towing, LLC	601 S. Harbour Island Blvd. Ste. 230 Tampa, Florida 33602

U.S. United Bulk Logistics	601 S. Harbour Island Blvd. Ste. 230 Tampa, Florida 33602

U.S. United Ocean Holding, LLC	601 S. Harbour Island Blvd. Ste. 230 Tampa, Florida 33602

U.S. United Ocean Holding II, LLC	601 S. Harbour Island Blvd. Ste. 230 Tampa, Florida 33602

U.S. United Inland Services, LLC	100 Scott St., Metropolis, Illinois 62960

GS Maritime Intermediate Holding LLC	c/o Greenstreet Partner, L.P., 2601 S. Bayshore Drive, Suite 800, Coconut Grove, Florida 33133

Tina Litrico, LLC	601 S. Harbour Island Blvd. Ste. 230 Tampa, Florida 33602

Mary Ann Hudson, LLC	601 S. Harbour Island Blvd. Ste. 230 Tampa, Florida 33602

Sheila McDevitt, LLC	601 S. Harbour Island Blvd. Ste. 230 Tampa, Florida 33602

Marie Flood, LLC	601 S. Harbour Island Blvd. Ste. 230 Tampa, Florida 33602

United Maritime Group Finance Corp.	601 S. Harbour Island Blvd. Ste. 230 Tampa, Florida 33602

2.	OTHER PLACES OF BUSINESS

Name of Obligor	Address
U.S. United Ocean Services, LLC	12909 Wyandotte Road Gibsonton, Florida 33534

U.S. United Barge Line, LLC	East side of Kentucky Street, between Beach Ridge Road and Main Street, Cairo, Illinois 62914

U.S. United Barge Line, LLC	Rt. 1 Box 155 Simpson, Illinois 62985

U.S. United Barge Line, LLC	McCracken County, KY (across Ohio River from 100 Scott Street Metropolis, IL 62960)

U.S. United Barge Line, LLC	Ballard County, KY
3.	OTHER OFFICES OR PLACES OF BUSINESS DURING THE LAST FIVE YEARS

Company	Address
United Maritime Group, LLC	702 N. Franklin Street, Tampa, Florida 33602

United Maritime Group, LLC	2800 Veterans Blvd., Suite 255, Metairie, Louisiana 70002

United Maritime Group, LLC	Ozark Road Simpson, IL 62985

U.S. United Ocean Services, LLC	Stemmery Building, Suite 300, 1916 North 14th Street Tampa, Florida 33605

UMG Towing, LLC	702 N. Franklin Street, Tampa, Florida 33602

U.S. United Bulk Logistics	702 N. Franklin Street, Tampa, Florida 33602

U.S. United Ocean Holding, LLC	Stemmery Building, Suite 300, 1916 North 14th Street Tampa, Florida 33605

U.S. United Ocean Holding II, LLC	Stemmery Building, Suite 300, 1916 North 14th Street Tampa, Florida 33605

Tina Litrico, LLC	Stemmery Building, Suite 300, 1916 North 14th Street Tampa, Florida 33605

Company	Address
Mary Ann Hudson, LLC	Stemmery Building, Suite 300, 1916 North 14th Street Tampa, Florida 33605

Sheila McDevitt, LLC	Stemmery Building, Suite 300, 1916 North 14th Street Tampa, Florida 33605

Marie Flood, LLC	Stemmery Building, Suite 300, 1916 North 14th Street Tampa, Florida 33605
4.	LOCATION OF ADDITIONAL COLLATERAL

Name of Obligor	Location of Collateral	Name of Custodian
See Tables 1 and 2 above in this Schedule 8.6.1	See Tables 1 and 2 above in this Schedule 8.6.1

U.S. United Ocean Services, LLC	5128 S. 36 AVE. Tampa, FL 33619	Padgett & Swann

U.S. United Ocean Services, LLC	1200 Sertoma Drive Tampa, FL 33605	Gulf Marine Repair

U.S. United Ocean Services, LLC	4702 Distribution Drive Tampa, FL 33605	Diversified Lifting,

U.S. United Ocean Services, LLC	2121 Poland Ave New Orleans, LA 70177	Dreyfus, Cortney & Lowery

U.S. United Ocean Services, LLC	5202 Shadowlawn Ave Tampa, FL 33610	Epperson & Co.

U.S. United Ocean Services, LLC	6901 East 6th Ave. Tampa, FL 33619	Tampa Bay Steel

U.S. United Ocean Services, LLC	San Juan De Ulua, Veracruz, MEXICO	TNG Shipyard Islote

U.S. United Barge Line, LLC	4080 Clarks River Rd, Paducah, KY 42003	Walker Boat Yard

U.S. United Barge Line, LLC	4500 Clarks River Rd, Paducah, KY 42003-0823.	James Marine

U.S. United Barge Line, LLC	615 Destrehan Ave, Harvey, LA 70058	Bollinger Quick Repair

U.S. United Barge Line, LLC	4150 Cairo Rd, Paducah, KY 42001-9193	Paducah Rigging

5.	LOCATION OF BOOKS AND RECORDS:

Company	Location of Books and Records
U.S. United Bulk Terminal LLC	14537 Highway 15 Davant, Louisiana 70040

Iron Mountain 205 E Kelsey Ln Tampa, FL 33619

U.S. United Barge Line, LLC	100 Scott St. Metropolis, Illinois 62960

Iron Mountain 205 E Kelsey Ln Tampa, FL 33619

United Maritime Group, LLC	601 S. Harbour Island Blvd. Ste. 230 Tampa, Florida 33605

Iron Mountain 205 E Kelsey Ln Tampa, FL 33619

U.S. United Ocean Services, LLC	601 S. Harbour Island Blvd. Ste. 230 Tampa, Florida 33605

Iron Mountain 205 E Kelsey Ln Tampa, FL 33619
12909 Wyandotte Road Gibsonton, Florida 33534
6.	LEASED PROPERTY
Leased Properties
Illinois

Location/ Property
Lessor	Lessee	Dated	Address
City of Metropolis	Mid-South Towing Company (n/k/a U.S. United Barge Line, LLC)	June 13, 1983	100 Scott Street Metropolis, IL 62960

Charley and Jean Short	Mid-South Towing Company (n/k/a U.S. United Barge Line, LLC)	October 12, 1992	100 Scott Street Metropolis, IL 62960

Kentucky

Location/ Property
Lessor	Lessee	Dated	Address
David R. Reed, Jr.	Mid-South Towing Company (n/k/a U.S. United Barge Line, LLC)	September 16, 1985	McCracken County, KY (across Ohio River from 100 Scott Street Metropolis, IL 62960)

William Ray Moody (successor-in-interest to Herbert H. McClure)	Mid-South Towing Company (n/k/a U.S. United Barge Line, LLC)	May 21, 1992	McCracken County, KY (across Ohio River from 100 Scott Street Metropolis, IL 62960)

William McElya (successor-in-interest to Clifton E. and Randy McElya)	Mid-South Towing Company (n/k/a U.S. United Barge Line, LLC)	November 19, 1984	McCracken County, KY (across Ohio River from 100 Scott Street Metropolis, IL 62960)

Julian T. Harris	Mid-South Towing Company (n/k/a U.S. United Barge Line, LLC)	October 24, 1984	McCracken County, KY (across Ohio River from 100 Scott Street Metropolis, IL 62960)

Olive May Coomer	Mid-South Towing Company (n/k/a U.S. United Barge Line, LLC)	July 24, 1997	Ballard County, KY

James A. and Martha L. Wilson	Mid-South Towing Company (n/k/a U.S. United Barge Line, LLC)	July 24, 1997	Ballard County, KY

Florida

Location/ Property
Lessor	Lessee	Dated	Address
Wilder Corporation of Delaware	United Maritime Group, LLC	May 16, 2008	601 S. Harbour Island Boulevard Tampa, FL 33602

The Mosaic Company (successor-in-interest to IMC Phosphates Company)	Gulfcoast Transit Company (n/k/a U.S. United Ocean Services, LLC)	January 26, 2001	12909 Wyandotte Road Gibsonton, FL 33534
Louisiana

Location/ Property
Lessor	Lessee	Dated	Address
Clara Lopez D’Aquilla, Beverly Lopez, Helen Lopez Languirand, and John M. Lopez	Electro-Coal Transfer Corporation (n/k/a U.S. United Bulk Terminal, LLC)	February 3, 1997	14537 Highway 15 Davant, LA 70040

Juanita Eckles, Clara Lopez D’Aquilla, Helen Lopez, and John M. Lopez	Electro-Coal Transfer Corporation (n/k/a U.S. United Bulk Terminal, LLC)	January 31, 1979	14537 Highway 15 Davant, LA 70040

Chalin O. Perez	Electro-Coal Transfer Corporation (n/k/a U.S. United Bulk Terminal, LLC)	January 1, 1979	14537 Highway 15 Davant, LA 70040

28

SCHEDULE II
to
GENERAL SECURITY AGREEMENT
JURISDICTION OF ORGANIZATION

		Jurisdiction of
Company	ID No.	Organization
United Maritime Group, LLC	L07000119012	Florida

U.S. United Bulk Terminal, LLC	35015345K	Louisiana

U.S. United Ocean Services, LLC	L07000119009	Florida

UMG Towing, LLC	L07000119011	Florida

U.S. United Barge Line, LLC	L07000118998	Florida

U.S. United Bulk Logistics, LLC	4464899	Delaware

U.S. United Ocean Holding, LLC	3715596	Delaware

U.S. United Ocean Holding II, LLC	3857068	Delaware

U.S. United Inland Services, LLC	4464946	Delaware

GS Maritime Intermediate Holding LLC	4463512	Delaware

Tina Litrico, LLC	4475245	Delaware

Mary Ann Hudson, LLC	4475247	Delaware

Sheila McDevitt, LLC	4475248	Delaware

Marie Flood, LLC	4475251	Delaware

United Maritime Group Finance Corp.	4758431	Delaware

SCHEDULE III
to
GENERAL SECURITY AGREEMENT
INTELLECTUAL PROPERTY
Intellectual Property used or licensed by any Obligor that is not generally available for purchase or license.
The following software agreements. An Obligor pays or owes periodic fees to a licensor or vendor in order to renew or extend each such agreement on a full service basis. In each case the fee is paid annually, except in the case of Item 9, in which case the fee is paid quarterly.
Description of Agreement
1.	Veson Software License Agreement between UOS and Veson Nautical Corporation, and the related Veson Nautical Software Maintenance Agreement, dated June 20, 2008.

2.	Intersourcing Service Model Agreement between The Ultimate Software Group, Inc. and TECO Transport dated 7/30/07

3.	Helm Software License Agreement between Edoc Systems Group Ltd and United Maritime Group dated June 23, 2009

4.	License and Service Agreement, entered into as of June 28, 2005, between TECO Ocean Shipping and ABS Nautical Systems, LLC.

5.	Sales, Software License and Services Agreement between Electo Coal Transfer Corporation (now known as TECO Bulk Terminal, LLC) and Kronos Incorporated, dated March 28, 2005 (Not Fully Executed).

6.	Master Agreement between TECO Transport Corporation and The INTEGRA Group, Inc. dated February 9, 2007, including Integra Software License Terms and Conditions, Integra Software Maintenance and Support Terms and Conditions and Work Order Boss Software and Customizations (Phases 1, 2, and 3) dated February 7, 2007.

7.	License Agreement, dated as of March 31, 1999, between Platinum Software Corporation and TECO Transport Corp., as amended by that Amendment No. 1 to License Agreement, dated as of September 17,1999, between Epicor Software Corporation (formerly Platinum Software Corporation) (“Epicor”) and TECO Transport Corporation (“Transport”), licensing software known as “Platinum SQL.” Epicor and Transport entered into Group Add-On Forms dated December 29, 2004 and March 26, 2007.

8.	Software License Agreement, between Guardian Software Products Inc. and TECO Barge Line, dated and executed by Guardian on January 23, 2007, and the related Software Support Services Agreement, dated and executed by Guardian on January 23, 2007).

9.	FuelTrax License and Support Agreement between UOS and Nautical Control Solutions, LP, dated June 15, 2009.

Description of Agreement
10.	License Program Certificates issued by Computer Associates

Licensee	Order Date	Software
TECO Bulk Terminal LLC	11-04-2004	BrightStor ARCserve Backup, CA OLP Solutions Kit
TECO Transport Corporation	10-11-2006	BrightStor ARCserve Backup
TECO Transport Corporation	01-18-02007	BrightStor ARCserve Backup Client Agent
TECO Transport Corporation	01-18-2007	BrightStor ARCserve Backup, BrightStor ARCserve Backup Agent for Microsoft SQL Server
TECO Transport Corporation	12-06-2005	BrightStor ARCserve Backup, BrightStor ARCserve Backup Agent for Open Files, BrightStor ARCserve Backup Client Agent
TECO Ocean Shipping, Inc.	02-18-2005	BrightStor ARCserve Backup
Intellectual Property owned by any Obligor that is not generally available for purchase or license
27. The following registered domain names:
Registered with Godaddy.com:
1. Unitedbargeline.com
2. United-bl.com
3. United-bt.com
4. Unitedbulklogistics.com
5. Unitedbulkterminal.com
6. Unitedinlandservices.com
7. United-mar.com
8. Unitedmaritimegroup.com
9. United-mg.com
10. Unitedoceanservices.com
11. United-os.comS
Registered with Earthlink:
12. Tosship.com

SCHEDULE IV
to
GENERAL SECURITY AGREEMENT
COMMERCIAL TORT CLAIMS

	Party	Current Status	Damages	Anticipated Resolution Date
Mel Oliver Oil Spill	Oil Spill Trust Fund/ACL	Submitted claim/supports to US Oil Spill Liability Trust Fund	$1,356,274	2/1/2010
- 7/23/08

Peggy Palmer/Nicole C collision Lower MS River on 9/21/08	Global Martine International	Filing Complaint for barge repairs, loss of use.	$10,076,780	2/1/2010

SCHEDULE V
to
GENERAL SECURITY AGREEMENT
RESTRICTIVE AGREEMENTS

Entity	Agreement
1. Subcharter Agreement dated February 7, 1985 between GATX Third Aircraft Corporation (successor to Merchants Grain and Transportation, Inc.) and TECO Towing Company (Expiration November 14, 2010): Potential Lien Against Vessel Income if Vessel Lease Payments are Delinquent

1. Master Bareboat Charter Agreement between U.S. Bancorp Equipment Finance, Inc. and TECO Barge Line dated April 28, 2006, as amended (Expiration June 30, 2021; March 31, 2022; March 31, 2023): Potential Lien Against Vessel Income if Vessel Lease Payments are Delinquent

1. Demise Charter between U.S. Bank National Association (successor to State Street Bank and Trust Company of Connecticut, NA) as trustee for GTC Connecticut Statutory Trust and TECO Ocean Shipping, Inc. (f/k/a Gulfcoast Transit Company) dated as of December 21, 2001, as amended (Expiration December 21, 2013):
Potential Lien Against Vessel Income if Vessel Lease Payments are Delinquent

SCHEDULE VI
to
GENERAL SECURITY AGREEMENT
PERMITTED DISPOSITIONS
VESSELS:

Vessel Name	USCG Official Number	Vessel Type	Documented Owner
MST 600	None	Barge-Joined	(Currently Undocumented)

MST 601	None	Barge-Joined	(Currently Undocumented)

MST 605	None	Barge-Joined	(Currently Undocumented)

MST 608	None	Barge-Joined	(Currently Undocumented)

MST 610 B	None	Barge-Joined	(Currently Undocumented)

MST 367	None	Barge-Joined	(Currently Undocumented)

MST 617	None	Barge-Joined	(Currently Undocumented)

MST 619	None	Barge-Joined	(Currently Undocumented)

MST 621	None	Barge-Joined	(Currently Undocumented)

MST 622	None	Barge-Joined	(Currently Undocumented)

Vessel Name	USCG Official Number	Vessel Type	Documented Owner

MST 626	None	Barge-Joined	(Currently Undocumented)

MST 627	None	Barge-Joined	(Currently Undocumented)

MST 628	None	Barge-Joined	(Currently Undocumented)

MST 629	None	Barge-Joined	(Currently Undocumented)

ETC 25	None	Barge-Deck	(Out of Service)

MST 366		Barge-Open Hopper Rake	(Out of Service)

SJ 156		Barge-Open Hopper Rake	(Out of Service)